AMENDMENT NO. 2 TO THE

INDEPENDENT CONTRACTOR AGREEMENT

THIS AMENDMENT NO. 2 to the Independent Contractor Agreement (the “Agreement”) is effective as of May 8, 2019 and is by and between PROVECTUS BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”) and BRUCE HOROWITZ, a California citizen (the “Contractor”). Collectively the Company and the Contractor shall be referred to herein as “the Parties.”

WHEREAS, the Company previously entered into the Agreement effective April 19, 2017; and

WHEREAS, the Company and the Contractor wish to amend certain terms of the Agreement.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, it is agreed:

1. Amendments.

(a)	Services of Contractor is hereby deleted in its entirety and insert in lieu thereof the following:

Contractor agrees to serve as the Chief Operating Officer of the Company, performing such duties and services that may be assigned by the Company’s Board of Directors (“Board”). The Contractor agrees to provide an average of at least approximately thirty (30) hours of services to the Company each calendar week. Contractor will perform these services from either the Company’s headquarters at 10025 Investment Drive, Suite 250, Knoxville, Tennessee or the Contractor’s headquarters in Beverly Hills, California.

(b)	Payment for Services is hereby deleted in its entirety and insert in lieu thereof the following:

For services rendered under this Agreement, Contractor shall receive (i) $125 per hour, up to a maximum of $20,000 per calendar month and (ii) a health insurance allowance of $1,200 per calendar month. Invoices indicating payment and expenses owed shall be submitted to the Company monthly. Payment shall be made to Contractor within 7 days following the Company’s receipt of each such invoice, unless there is a bona fide dispute over the amount or other terms of an invoice, in which case the Company shall pay the undisputed amount only.

2. Reaffirmation. Other than as set forth in this Amendment, the Agreement remains in full force and effect. This Amendment contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Parties, written or oral, respective the subject matter hereof. If there is any conflict between the terms and provision so this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern.

3. Governing Law. This Amendment will be governed by and construed under the laws of the State of Tennessee without regard to any conflicts of law principles that would require the application of any other law.

[Signatures contained on the following page.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement or caused this Agreement to be executed on this 8th day of May, 2019.

Bruce Horowitz

By:	/s/ Bruce Horowitz
Contractor

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Heather Raines
Heather Raines, CPA
Chief Financial Officer

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